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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

    Bilke                 Ted
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   (Last)               (First)                 (Middle)

   3737 Grader Street, Suite 110
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                                    (Street)

   Garland               Texas                  75041
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Ascendant Solutions, Inc. (ASDS)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   October/2000
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [   ]   Director                     [   ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)

                   Chief Operating Officer
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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                               6.
                                                              4.                                5.             Owner-
                                                              Securities Acquired (A) or        Amount of      ship
                                                 3.           Disposed of (D)                   Securities     Form:     7.  Nature
                                                 Transaction  (Instr. 3, 4 and 5)               Beneficially   Direct    of Indirect
                                   2.            Code         -------------------------------   Owned at End   (D) or    Beneficial
1.                                 Transaction   (Instr. 8)                   (A)               of Month       Indirect  Ownership
Title of Security                  Date          ------------     Amount      or     Price      (Instr. 3      (I)       (Instr.
(Instr. 3)                         (mm/dd/yy)     Code     V                  (D)               and 4)         (Instr.4) 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly




Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                           9.       10.
                                                                                                           Number   Owner-
                                                                                                           of       ship
           2.                                                                                              Deriv-   of
           Conver-                    5.                                 7.                                ative    Deriv-  11.
           sion                       Number of                          Title and Amount                  Secur-   ative   Nature
           or                         Derivative       6.                of Underlying          8.         ities    Secur-  of
           Exer-             4.       Securities       Date              Securities             Price      Bene-    ity:    In-
           cise      3.      Trans-   Acquired (A)     Exercisable and   Instr. 3 and 4)        of         ficially Direct  direct
           Price     Trans-  action   or Disposed      Expiration Date   -----------------      Deriv-     Owned    (D) or  Bene-
1.         of        action  Code     of (D)           (Month/Day/Year)               Amount    ative      at End   In-     ficial
Title of   Deriv-    Date    (Instr.  (Instr. 3,       ----------------               or        Secur-     of       direct  Owner-
Derivative ative     (Month/ 8)       4 and 5)         Date     Expira-               Number    ity        Month    (I)     ship
Security   Secur-    Day/    -------  ---------------- Exer-    tion                  of        (Instr.    (Instr.  (Instr. (Instr.
(Instr. 3) ity       Year)   Code  V   (A)     (D)     cisable  Date     Title        Shares    5)         4)       4)      4)
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Employee
Stock Option
(Right to            05/12/                                     05/12/   Common
Purchase)            2000     A    V   245,000         (1)      2000     Stock        245,000              245,000    D
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Explanation of Responses: (1) The options vest 25% on the first anniversary of the date of grant and then 2% per month thereafter, on the monthly anniversary of the date of grant, until fully vested. The options were granted subject to stockholder approval, a material contingency outside the control of the Reporting Person. The options were approved by the stockholders of the Issuer at a Special Meeting of Stockholders held October 19, 2000, therefore the contingency has been satisfied.


    /s/  TED BILKE                                   11/06/2000
--------------------------------------------       -------------
      Ted Bilke                                         Date
**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.